Exhibit 10.5

EQUIFAX INC. 2008 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

Number of Shares Subject to Option: [ ]
Option Price: [ ]
Date of Grant: [ ]

Pursuant to the Equifax Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 2, 2013 (the “Plan”), Equifax Inc., a Georgia corporation (the “Company”), has granted the above-named Participant (the “Participant”) an Option (the “Option” or the “Award”) to purchase such number of shares of common stock of the Company (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (the “Agreement”) and in the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

1.    Grant of Option. The Option is granted to Participant on the Date of Grant set forth above. This Agreement is not intended to be, and shall not be treated as, an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.    Basic Terms and Conditions. The Option is subject to the following basic terms and conditions:

(a)    Expiration Date. Except as otherwise provided in this Agreement, the Option will expire ten years from the Date of Grant (the “Expiration Date”).

(b)    Exercise of Option. Except as provided in this Section 2(b) or in Sections 2(d) or 3, the Option shall be exercisable with respect to the percentage of Shares subject to this Option shown in the table below on the date or dates shown below (each such date a “Vesting Date” and the final or only Vesting Date, the “Final Vesting Date"), provided Participant (i) remains employed by the Company until the applicable Vesting Date or (ii) to the extent consistent with the provisions of Section 2(d), terminates employment before such date.

Vesting Date	Fraction of Shares Vesting on Vesting Date
1st anniversary of the Grant Date	1/3
2nd anniversary of the Grant Date	1/3
3rd anniversary of the Grant Date	1/3

Prior to an applicable Vesting Date, the right to exercise the Option shall not be earned by Participant’s performance of services and there shall be no such vesting of the Option. Subject to the terms of the Plan, the Committee reserves the right, in its sole discretion, to waive or reduce the vesting requirements or to extend the exercise period of the Option (but not beyond the Expiration Date) with respect to all or any portion of the Award. Participant acknowledges that the grant of the Option represents valuable consideration, regardless of whether the Option actually vests. Once exercisable, in whole or part, the Option will continue to be so exercisable until the earlier of the termination of Participant’s exercise rights under Section 2(d) or Section 3, or the Expiration Date.

(c)    Method of Exercise and Payment for Shares. In order to exercise the Option, it must be vested and must not have expired, and Participant must give written notice (or such other form of notice as permitted by the Company or the Committee) in a manner prescribed by the Company from time to time together with payment of the Option Price to the Company at the Company’s principal office in Atlanta, Georgia, or as otherwise directed by the Committee. The date of exercise (the “Date of Exercise”) will be the date of receipt of the notice in compliance with this Section 2(c) or any later date specified in the notice. Participant must pay the Option Price (i) in cash or a cash equivalent acceptable to the Committee, (ii) by the surrender (or attestation of ownership) of Shares with an aggregate Fair Market Value (based on the closing price of a share of common stock as reported on the New York Stock Exchange composite index on the Date of Exercise) that is not less than the Option Price, (iii) by a combination of cash and Shares or (iv) by net settlement or cashless exercise of the Option in the manner designated by the Committee. Not all forms and methods of payment are available in every country. Except as restricted by applicable law, payment of the Option Price may be delayed in the discretion of the Committee to accommodate proceeds of sale of some or all of the Shares to which this grant relates.

If at the Date of Exercise, Participant is not in compliance with the Company’s minimum stock ownership guidelines then in effect for Participant’s job grade or classification, if any, Participant will not be entitled to exercise the Option using a “cashless exercise program” of the Company (if then in effect), unless the net proceeds received by Participant from that exercise consist only of Shares and Participant agrees to hold all those Shares for at least one year.

(d)    Termination of Employment. Except as provided in this Section 2(d) or in Section 2(b) or Section 3, the Option will be forfeited and will not be exercisable after termination of Participant’s employment with the Company. For purposes of this Agreement, employment with any Subsidiary of the Company shall be considered employment with the Company and a termination of employment shall mean a termination of employment with the Company and each Subsidiary by which Participant is employed.

(i)    Elimination of Position. Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from the Company’s elimination of the position held by Participant (as determined by the Committee), then Participant will continue to have the right to exercise the Option with respect to that portion of the number of Shares for which the Option was vested and exercisable on the date of Participant’s termination of employment and the remaining portion shall be forfeited and cancelled. Except as provided in Subsection 2(d)(v)(B) below, the right to exercise the vested portion of the Option will continue until the earlier of the last day of the one-year period commencing on the date of termination of employment or the Expiration Date.

(ii)    Retirement. Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from Participant’s Retirement (as such term is defined in the Plan) from the Company (other than for Cause), Participant will continue to vest in the Option in accordance with the original vesting schedule in Section 2(b) above as if Participant had remained employed until the Final Vesting Date; provided, that upon Participant’s death, all vesting will cease and the Option will be exercisable with respect to that portion of the number of Shares for which the Option is vested and exercisable on the date of Participant’s death and the remaining portion shall be forfeited and cancelled. Except as provided in Section 2(d)(v)(B) below or Section 4 below, Participant will continue to have the right to exercise the Option after vesting until the earlier of the last day of the 60-month period following Participant’s Retirement or the Expiration Date.

(iii)     Disability. Except as provided in Sections 3 or 4 below, if Participant’s employment ends as a result of Disability (as such term is defined in the Plan) prior to the Final Vesting Date, then all unvested Shares subject to the Option shall immediately become vested and exercisable. Except as provided in Section 2(d)(v)(B) below, the right to exercise the vested portion of the Option will continue until the earlier of the last day of the 60-month period following the last date of Participant’s employment or the Expiration Date.

(iv)    Other Termination of Employment. Except as provided in Section 2(b) or in Sections 3 or 4 below, if the termination of Participant’s employment results from any reason other than Cause and other than elimination of position, Retirement, Disability or death (in each case, as determined by the Committee), then Participant will continue to have the right to exercise the Option with respect to that portion of the number of Shares for which the Option was vested and exercisable on the date of Participant’s termination of employment and the remaining portion shall be forfeited and cancelled. Except as provided in Section 2(b) or Subsection 2(d)(v)(B) below, the right to exercise the vested portion of the Option will continue until the earlier of the 90th day after the date of termination of employment or the Expiration Date.

(v)    Death.

(A)    Except as provided in Sections 3 or 4 below, if the termination of Participant’s employment results from Participant’s death prior to the Final Vesting Date, then all unvested Shares subject to the Option shall immediately become vested and exercisable, and Participant’s estate, or the person(s) to whom Participant’s rights under this Agreement pass by will or the laws of descent and distribution, will have the right to exercise the Option with respect to all Shares subject to the Option. The right to exercise the Option will continue until the earlier of the last day of the 60-month period following Participant’s death or the Expiration Date.

(B)    If Participant dies following termination of employment and prior to the expiration of any remaining period during which the Option may be exercised in accordance with Subsections (i), (ii), (iii) or

(iv) above, or Section 3, the remaining period during which the Option will be exercisable (by Participant’s estate, or the person(s) to whom Participant’s rights under this Agreement pass by will or the laws of descent and distribution) will be the greater of (a) the remaining period under the applicable section or paragraph referred to above, or (b) six months from the date of death; provided that under no circumstances will the Option be exercisable after the Expiration Date.

3.    Change of Control.

(a)    Double Trigger Change of Control. Subject to Section 3(b) below, if subsequent to receiving a Replacement Award, Participant’s employment with the Company (or its successor in the Change of Control) is terminated on the date of the Change of Control or within the CIC Protection Period either by Participant for Good Reason or by the Company or successor (as applicable) other than for Cause, then the entire number of Shares represented by the Option which have not yet become vested or been exercised or forfeited will become immediately vested and exercisable (the “Unexercised Portion”). If Participant’s employment with the Company terminates after the date on which the Change of Control occurs other than as a result of a termination by the Company for Cause, then Participant (or, if applicable, Participant’s estate or the person(s) to whom Participant’s rights under this Agreement pass by will or the laws of descent and distribution) will have the right to exercise the Unexercised Portion. Except as provided in Section 2(d)(v)(B) above or Section 4 below, that right may be exercised until the earlier of the last day of the 60-month period following the termination of Participant’s employment or the Expiration Date.

(b)    Single Trigger Change of Control. Notwithstanding Section 3(a) above, if, upon a Change of Control, Participant does not receive a Replacement Award, then the Unexercised Portion will become immediately vested and exercisable.

Notwithstanding anything to the contrary in this Agreement, the Committee, in its discretion, may terminate the Option upon a Change of Control; provided, however, that at least 30 days prior to the Change of Control, the Committee must notify Participant that the Option will be terminated and provide Participant, at the election of the Committee, either (i) a cash payment equal to the difference between the Fair Market Value of the vested Options (including Options that would become vested upon the Change of Control as provided above) and the Exercise Price for such Options, computed as of the date of the Change of Control and to be paid no later than three business days after the Change of Control, or (ii) the right to exercise all vested Options (including Options that would become vested upon the Change of Control as provided above) immediately prior to the Change of Control.

(c)    Definition of “Cause”. For purposes of this Section 3, “Cause” shall have the meaning ascribed to such term in the CIC Plan. If Participant is not a participant in the CIC Plan, Cause shall have the meaning in Section 5 of this Agreement.

(d)    Definition of “CIC Plan”. For purposes of this Section 3, “CIC Plan” shall mean the Equifax Inc. Change in Control Severance Plan, effective as of February 5, 2019, as may be amended from time to time, if Participant is a participant in such plan, or such other agreement, if any, between Participant and the Company which provides for severance benefits to Participant if Participant’s employment is terminated under specified circumstances in connection with a change in control.

(e)    Definition of “CIC Protection Period”. For purposes of this Section 3, “CIC Protection Period” shall mean the period of 24 months following the date of a Change of Control.

(f)    Definition of “Good Reason”. For purposes of this Section 3, “Good Reason” shall have the meaning ascribed to such term in the CIC Plan. If Participant is not a participant in the CIC Plan, any reference in this Agreement to a termination for Good Reason shall be inapplicable.

(g)    Definition of “Replacement Award”. For purposes of this Section 3, a “Replacement Award” means an award that is granted as an assumption or replacement of the Award and that has similar terms and conditions and preserves the same benefits as the Award it is replacing.

4.    Recovery and Recoupment of Incentive Compensation. This Award shall be subject to the terms and conditions of the Company’s Policy on Recovery and Recoupment of Incentive Compensation adopted effective March 5, 2018, and is further subject to the requirements of any applicable law with respect to the recoupment, recovery or forfeiture of incentive compensation. Participant hereby agrees to be bound by the requirements of this Section 4. The recoupment or recovery of such incentive compensation may be made by the Company or the Subsidiary that employed Participant.

5.    Termination for Cause. If Participant’s employment with the Company is terminated for Cause, the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this Option as of the date of termination for Cause. Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares subject to the Option during the period beginning six months prior to the date on which Participant engaged or began engaging in conduct that led to his or her termination for Cause. For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in the CIC Plan; provided, however, that if Participant is not a participant in the CIC Plan, termination for “Cause” means termination as a result of (a) the willful and continued failure by Participant to substantially perform his or her duties with the Company or any Subsidiary (other than a failure resulting from Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by his or her superior officer which specifically identifies the manner the officer believes that Participant has not substantially performed his or her duties, or (b) Participant’s willful misconduct which materially injures the Company or any Subsidiary, monetarily or otherwise. For purposes of this Section, Participant’s act, or failure to act, will not be considered “willful” unless the act or failure to act is not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

6.    Non-Transferability of Option. The rights and privileges conferred under this Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan). Any attempt to do so contrary to the provisions hereof shall be null and void. Upon Participant’s death, the Option may be transferred by will or by the laws of descent and distribution, in which case all of Participant’s remaining rights under this Agreement must be transferred undivided to the same person or persons. During Participant’s lifetime, only Participant (or Participant’s legal representative if Participant is incompetent) may exercise the Option.

7.    Conditions to Exercise of Option and Issuance of Shares. The Shares deliverable to Participant upon the exercise of the Option hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to honor the exercise of the Option or issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the grant of the Shares as the Committee may establish from time to time for reasons of administrative convenience.

8.    No Rights as Shareholder. Except as provided in Sections 3 or 11, Participant shall not have voting, dividend or any other rights as a shareholder of the Company with respect to the unexercised Option. Upon exercise of a vested Option into Shares, Participant will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.

9.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

10.    Fractional Shares. Fractional shares will not be issued, and when any provision of this Agreement otherwise would entitle Participant to receive a fractional share, that fraction will be disregarded.

11.    Adjustments in Capital Structure. In the event of a change in corporate capitalization as described in Section 18 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and to the purchase price for such Shares or other stock or securities. The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.

12.    Taxes. Regardless of any action the Company or a Subsidiary that employs Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Participant’s responsibility and that the Company and/or the Employer: (a) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and receipt of any dividends; and (b) do not commit to structure the terms or the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items. Prior to the exercise of this Option, Participant shall pay or make adequate arrangements satisfactory to the Company and or the Employer to withhold all applicable Tax-Related Items legally payable from Participant’s wages or other cash compensation paid to Participant by the Company and or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for sale of Shares that Participant acquires to meet the withholding obligations for Tax-Related Items, and or (ii) withhold in Shares, provided that the amount to be withheld may not exceed the federal, state, local and foreign tax withholding obligations associated with the exercise of the Option to the extent needed for the Company to treat the Option as an equity award for accounting purposes and to comply with applicable tax withholding rules. In addition, Participant shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

13.    Participant Acknowledgments and Agreements. By accepting the grant of this Option, Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and the Committee; (d) Participant’s participation in the Plan shall not create a right of future employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (e) Participant is participating voluntarily in the Plan; (f) this Option is an extraordinary item that is outside the scope of Participant’s employment contract, if any; (g) this Option is not part of Participant’s normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (h) in the event Participant is not an employee of the Company, this Option award will not be interpreted to form an employment contract or relationship with the Company; (i) the future value of the underlying Shares is unknown and cannot be predicted; (j) if the underlying Shares do not increase in value, this Option will have no value; (k) if Participant exercises this Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Option Price; (l) in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from termination of Participant’s employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (m) in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to receive stock options and vest in stock options under the Plan, if any, will terminate effective as of the date that Participant is no longer employed (except as expressly provided herein) and will not be extended by any notice period mandated under local statute, contract or common law; furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise this Option after termination of employment, if any, will be measured by the date of termination of Participant’s employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Participant is no longer employed for purposes of this Option. The Committee shall also have the discretion to determine if any exercise of an Option was permissible and in accordance with the terms of this Agreement and the Plan. If any Option is exercised in whole or in part by mistake, Participant agrees that the Shares may be recovered or canceled by the Company and if the Shares received upon exercise have been sold, Participant must pay to the Company any proceeds from the sale.

14.    Consent for Accumulation and Transfer of Data. Participant consents to the accumulation and transfer of data concerning him or her and the Option to and from the Company (and its Subsidiaries) and UBS, or such other agent as may administer the Plan on behalf of the Company from time to time. In addition, Participant understands that the Company and its Subsidiaries hold certain personal information about Participant, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all options awarded, vested, unvested, or expired (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to information described above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby provides explicit consent to the Company and its Subsidiaries to process any such personal data and sensitive personal data. Participant also hereby provides explicit consent to the Company and its Subsidiaries to transfer any such personal data and sensitive personal data outside the country in which Participant is employed, and to the United States or other jurisdictions. The legal persons for whom such personal data are intended are the Company and its Subsidiaries, UBS and any other company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.

15.    Plan Information. Participant agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Plan website at www.ubs.com/onesource/efx and shareholder information, including copies of any annual report, proxy statement, Form 10-K, Form 10-Q, Form 8-K or other report filed with the SEC, from the investor relations section of the Equifax website at www.equifax.com. Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company’s Corporate Secretary.

16.    Plan Incorporated by Reference; Conflicts. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and Participant under which an Option properly granted under and pursuant to the Plan serves as any part of the consideration furnished to Participant. If provisions of the Plan and the provisions of this Agreement conflict, the Plan provisions will govern.

17.    Participant Bound by Plan. Participant acknowledges receiving, or being provided with access to, a prospectus describing the material terms of the Plan, and agrees to be bound by all the terms and conditions of the Plan. Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.

18.    Governing Law. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, USA, without regard to conflict of law provisions.

19.    Translations. If Participant has received this or any other document related to the Plan translated into any language other than English and if the translated version is different than the English version, the English version will control.

20.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.    Section 409A.

(a)    General. To the extent that the requirements of Code Section 409A are applicable to this Award, it is the intention of both the Company and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement comply with or be exempt from Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. The Plan and any award agreements issued thereunder may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A.

(b)    No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company makes no representation to Participant that the Award and any Shares issued pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

22.    Participant Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement. In consideration for the Award that Participant is receiving under this Agreement, Participant agrees to and is bound by the terms of the Participant Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement, attached hereto as Appendix A.

23.    30 Days to Accept Agreement. Participant shall have 30 days to accept this Agreement. Participant’s Award will be forfeited if this Agreement is not accepted by Participant within 30 days of receipt.

PARTICIPANT		EQUIFAX INC.

By:
(Signature)	Name:
Title:

(Printed Name)